UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 13, 2011
Date of Report (Date of earliest event reported)

FOX PETROLEUM INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52721	45-306-2270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Eighth Avenue, Suite 401 New York, New York 10018	10018
(Address of principal executive offices)	(Zip Code)

(212) 560-5195
Registrant’s telephone number, including area code

545 Eighth Avenue, Suite 401
New York, New York 10018

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01.    Completion of Acquisition or Disposition of Assets;

Fox Petroleum Inc, a Nevada corporation announced that it has signed a puuchase and sale agreement dated 7th day of September 2011, to acquire the assets of Renfro Energy LLC and Cameron Parish Pipelines LLC, of Texas for $300,000.  The company expects to complete the acquisition by October 31, 2011 upon the completion of PCAOB audits of both companies.

Located on the northern flank of the Cameron Meadows Salt, 43 wells have also been drilled on this lease. Producing formations range in depths from 1350’ to 5273’. The enlarged section of land comprising 880 acres was active from the 1930’s until 1991 when all remaining wells were plugged and abandoned and the lease returned to the landowner. Subsequently, two new wells were drilled; CPSB #2 in 1993 and CPSB #1 in 1998. Cumulative oil production is over 6 million barrels.

In 2003, Renfro Energy LLC obtained a new lease on the property and began operations to return the two shut-in wells to production. CPSB #2 is capable of making 12-15 bopd while the CPSB #1 was initially a gas well but upon depletion was shut-in awaiting future utilization. CPSB #3 (a re-entry of the plugged Well #37) was completed in 2004 and utilized as a saltwater disposal well while CPSB #4 (a re-entry of the plugged Well #31) was recently completed flowing approximately 60 bopd before increased water production required the well to be shut-in awaiting remedial work to be performed. In the meantime, the well will flow, on average, 3 bopd water free. Estimated recoverable oil reserves from the current zones are 40,000 barrels with an additional 100,000 barrels of oil reserves from a behind pipe zone in one of the existing wells.

Fox Petroleum has rescinded  the share exchange agreement signed with Resource Polymers Inc. on July 15, 2010.  Resource Polymers Inc. has been unable to finalize a PCAOB audit in a timely manner per the requirements of the agreement.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

1.  Fox Petroleum is obligated to Renfro Energy LLC, and Cameron Parish Pipelines LLC, of Texas for $300,000  The terms of the purchased and sale agreement are cash only.  The transaction will be  finalized upon complection of a PCAOB audit on both companies.

Item 2.05.    Costs Associated with Exit or Disposal Activities;

The company incurred no costs on the cancelling of the share exchange agreement signed on July 15, 2010 with Resource Polymers Inc.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;

Mr. James R. Renfro has joined the company as its President effective August 30, 2011.

Mr. James R. Renfro, 51, is the owner and managing member of Renfro Energy, LLC and has been in the oil business for nearly thirty years.  His oil and gas background includes six years with Exxon Company, USA as a petroleum engineer, one year in the Strategic Planning group of Shell Oil, and two years as an energy investment banker with EnCap Investments.  Mr. Renfro served for two years as the Chief Executive Officer of a small publicly traded company, Omni Oil and Gas, Inc., and has spent more than eighteen years as a private owner and operator of independent oil and gas companies located throughout Texas and Louisiana.  Jim has done nearly $20 million dollars in private oil and gas transactions during the past two decades. Jim received his MBA in Finance from The University of Chicago  and spent three years in New York City as an investment banker in the corporate finance department at Dean Witter Reynolds Inc./Morgan Stanley

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.    Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX PETROLEUM INC.

DATE: September 15, 2011	Name: William Lieberman
Title: Chief Executive Officer